Exhibit 99.1

Notice of H&R Block, Inc. Stock Trading Blackout Period

to:	Directors and Executive Officers of H&R Block, Inc.
from:	Bret G. Wilson, Vice President and Secretary
date:	December 6, 2006

HRB Management, Inc., a subsidiary of H&R Block, Inc. (the “Company”), and the plan administrator of the Company’s Wealth Accumulation Plans (including the H&R Block Retirement Savings Plan (the “RSP”), the H&R Block Deferred Compensation Plan for Executives, and the H&R Block Deferred Compensation Plan for Directors), is changing recordkeepers for the Plans.

Due to technical issues resulting from this change, a blackout period with respect to participants’ accounts in the Plans will be in effect beginning at 4:00 p.m. Eastern Time on Friday, December 22, 2006, and ending the week of Sunday, January 21, 2007 (the “Blackout Period”). During the Blackout Period, participants will be temporarily unable to access their accounts, request loans, withdrawals or distributions, make fund exchanges (transfers), or make contribution allocation changes. Participants will still be able to make payroll and rollover contributions and loan repayments during the Blackout Period. Notice of the Blackout Period was provided to all participants and beneficiaries under the Plans beginning on November 17, 2006.

As a director or executive officer of the Company, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934, which prohibit certain transactions involving Company securities during the Blackout Period.

During the Blackout Period, you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of H&R Block, Inc. common stock (“Company stock”). For example, you will be prohibited from:

▪	Buying or selling shares of Company stock on the open market
▪	Exercising Company stock options
▪	Transferring into or out of Company stock within the Plans

These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement. The trading prohibition does not apply to certain exempt transactions, such as continuing your present salary deferral contributions into the Plans, certain other ‘automatic’ transactions, qualified Rule 10b5-1 trading plan transactions, and bona fide gifts. Any and all transactions continue to remain subject to the provisions of the Company’s insider trading policy.

Although during the Blackout Period you are only prohibited from transactions involving shares of Company stock that you acquired in connection with your service to the Company as a director or executive officer, the presumption is that any transaction by you in Company stock involves shares acquired in connection with such service. Any profit you realize from any non-exempt transaction involving Company stock during the Blackout Period is recoverable by the Company. In addition, you are subject to civil and criminal penalties if you violate the Blackout Period rules. Accordingly, we strongly urge you to refrain from making any trades whatsoever in Company stock during the Blackout Period.

If you have any questions regarding this notice, including confirmation of the ending date of the Blackout Period, please contact me at (816) 854-4504, or by mail at H&R Block, One H&R Block Way, Kansas City, Missouri 64105.

2